Exhibit 10.47
Unsecured Promissory Note
Dated February 15, 2011
For value received, Alexza Pharmaceuticals, Inc., a Delaware corporation (“Alexza” or “Maker”), whose address is 2091 Stierlin Court, Mountain View, California 94043, promises to pay to the order of Autoliv ASP, Inc., an Indiana corporation (“Autoliv” or “Payee”), whose address is 3350 Airport Road, Ogden, UT 84405, at such place as Payee may designate, the principal sum of Two Million Eight Hundred Thousand Dollars ($2,800,000.00), plus interest on the unpaid principal balance from January 1, 2011 until all amounts outstanding hereunder are paid in full at a fixed interest rate of eight percent (8%) per annum, to be paid in lawful money of the United States in Forty-Eight (48) consecutive equal monthly installments of principal and interest of Sixty-Seven Thousand Nine Hundred Three Dollars and Forty-Nine Cents ($67,903.49).
The first monthly installment shall be due and payable on January 15, 2011 and subsequent monthly installments shall be due and payable on the first day of each succeeding month; provided that any payment due on a day that is not a business day shall be payable on the following business day. Each payment may, at the option of the Payee, be calculated and applied on an assumption that such payment would be made on its due date and that each year consists of twelve months of even duration.
The acceptance of Payee of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Payee’s right to receive payment in full at such time or at any prior or subsequent time.
Maker may, at any time, prepay in full or in part any indebtedness hereunder without penalty, which prepayment shall be applied first to accrued but unpaid interest and then principal. If prepayment is made in part, Maker will execute and tender, and Payee shall accept, a replacement note which reflects the amortization of the remaining principal, plus interest, over the then-remaining monthly installments.
This Note is issued pursuant to the terms and conditions of the Manufacturing and Supply Agreement between Alexza and Autoliv dated November 2, 2007 as amended by Amendment No. 1 thereto dated June 29, 2010 and Amendment No. 2 thereto dated February 15, 2011 (the “MSA”), and if any amount payable hereunder is not paid when due, at the option of Autoliv and upon written notice from Autoliv to Alexza, such failure to pay shall be deemed a material breach of the MSA by Alexza, and Autoliv may terminate the MSA pursuant to Section 10.4(a) of the MSA.
It is the intention of the parties hereto to comply with the applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Note, in no event shall this Note require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. Except as otherwise provided for herein, the Maker hereby waives presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note and agrees to pay all reasonable, documented expenses incurred in collection, including Payee’s actual attorneys’ fees, upon demand.

ALEXZA PHARMACEUTICALS, INC.

By:	/s/ August J. Moretti

Its:	CFO